UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                (Amendment No. 7)

                    Under the Securities Exchange Act of 1934

                             Neose Technolgies, Inc
                             ----------------------

                      Common Stock, no par value per share
                         (Title of Class of Securities)
                         ------------------------------

                                    640522108
                                    ---------
                                  CUSIP Number

                                December 31, 2004
                                -----------------
                      (Date of Event which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                |_|  Rule 13d-1(b)
                                |X|  Rule 13d-1(c)
                                |_|  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on following pages
                               Page 1 of 13 Pages
                             Exhibit Index: Page 12

                                  SCHEDULE 13G

CUSIP No.  640522108                                               Page 2 of 12


--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  PARAMOUNT BIOCAPITAL ASSET MANAGEMENT, INC.

--------------------------------------------------------------------------------
2        Check the Appropriate Box If a Member of a Group *
                                                                          a. |_|
                                                                          b. |X|
--------------------------------------------------------------------------------
3        SEC Use Only

--------------------------------------------------------------------------------
4        Citizenship or Place of Organization

                  DELAWARE
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         21,000
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   21,000
--------------------------------------------------------------------------------
9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    21,000

--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    |_|
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    0.1%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    CO
--------------------------------------------------------------------------------

* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  640522108                                               Page 3 of 12

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ARIES SELECT, LTD.
--------------------------------------------------------------------------------

2        Check the Appropriate Box If a Member of a Group *
                                                                        a. |_|
                                                                        b. |_|
--------------------------------------------------------------------------------

3        SEC Use Only
--------------------------------------------------------------------------------

4        Citizenship or Place of Organization

                  CAYMAN ISLANDS
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   0
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    |_|
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    0%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    CO
--------------------------------------------------------------------------------

* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  640522108                                               Page 4 of 12

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  LINDSAY A. ROSENWALD, M.D.
--------------------------------------------------------------------------------

2        Check the Appropriate Box If a Member of a Group *
                                                                          a. |_|
                                                                          b. |X|
--------------------------------------------------------------------------------

3        SEC Use Only
--------------------------------------------------------------------------------

4        Citizenship or Place of Organization

                  UNITED STATES
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          130,326
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         126,974
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         130,326
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   126,974
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    257,300
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                   |_|
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    1.0%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    IN
--------------------------------------------------------------------------------

* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  640522108                                               Page 5 of 12


--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ARIES SELECT I LLC
--------------------------------------------------------------------------------

2        Check the Appropriate Box If a Member of a Group *
                                                                         a. |_|
                                                                         b. |X|
--------------------------------------------------------------------------------

3        SEC Use Only
--------------------------------------------------------------------------------

4        Citizenship or Place of Organization

                  DELAWARE
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   0
--------------------------------------------------------------------------------
9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    |_|
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    0%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    CO
--------------------------------------------------------------------------------

* see instructions before filling out

                                  SCHEDULE 13G

CUSIP No.  640522108                                               Page 6 of 12

--------------------------------------------------------------------------------
1        Names of Reporting Persons
         I.R.S. Identification Nos. of above persons (entities only)

                  ARIES SELECT II LLC
--------------------------------------------------------------------------------

2        Check the Appropriate Box If a Member of a Group *
                                                                        a. |_|
                                                                        b. |X|
--------------------------------------------------------------------------------

3        SEC Use Only
--------------------------------------------------------------------------------

4        Citizenship or Place of Organization

                  DELAWARE
--------------------------------------------------------------------------------

                            5             Sole Voting Power
Number of                                          0
  Shares                    ----------------------------------------------------
Beneficially                6             Shared Voting Power
  Owned By                                         0
    Each                    ----------------------------------------------------
Reporting                   7             Sole Dispositive Power
    Person                                         0
    With                    ----------------------------------------------------
                            8             Shared Dispositive Power
                                                   0
--------------------------------------------------------------------------------

9        Aggregate Amount Beneficially Owned by Each Reporting Person

                                    0
--------------------------------------------------------------------------------

10       Check Box If the Aggregate Amount in Row (9) Excludes Certain
         Shares *

                                    |_|
--------------------------------------------------------------------------------

11       Percent of Class Represented By Amount in Row (9)

                                    0%
--------------------------------------------------------------------------------

12       Type of Reporting Person *

                                    CO
--------------------------------------------------------------------------------

* see instructions before filling out

CUSIP No.  640522108                                               Page 7 of 12

Item 1(a)         Name of Issuer:

                  Neose Technologies, Inc. (the "Issuer")

Item 1(b)         Address of the Issuer's Principal Executive Offices:

                  102 Whitman Road
                  Horsham, PA 19044

Item 2(a)         Name of Person Filing:

This statement is filed on behalf of Paramount BioCapital Asset Management, Inc. ("Paramount BioCapital"), Aries Select, Ltd. ("Aries Select"), Aries Select I LLC ("Aries I"), Aries Select II LLC ("Aries II") and Lindsay A. Rosenwald, M.D. ("Dr. Rosenwald" and collectively, the "Reporting Persons").

Item 2(b)         Address of Principal Business Office or, if None, Residence:

The address of the principal business office of Paramount BioCapital, Aries I, Aries II and Dr. Rosenwald is 787 Seventh Avenue, 48th Floor, New York, New York, 10019. The address of the principal business office of Aries Select is c/o Fortis Fund Services Cayman Limited, Grand Pavilion Commercial Center, 802 West Bay Road, Grand Cayman, Cayman Islands.

Item 2(c)         Citizenship:

      1) Paramount BioCapital is a Subchapter S corporation incorporated in Delaware;

      2)    Aries Select is a Cayman Islands exempted company;

      3)    Aries I and Aries II are Delaware limited liability companies;

      4)    Dr. Rosenwald is a citizen of the United States.

Item 2(d)         Title of Class of Securities:

                  Common Stock (the "Shares").

Item 2(e)         CUSIP Number:

                  640522108

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

                  This Item 3 is not applicable.

Item 4.           Ownership:

Item 4(a)         Amount Beneficially Owned:

CUSIP No.  640522108                                               Page 8 of 12

Each of the Reporting Persons may be deemed the beneficial owner of the following number of Shares:

            (i) Paramount BioCapital may be deemed to own 21,100 Shares, which includes 16,100 Shares owned by the Abington Biomedical Master Fund and 5,000 Shares owned by the Joseph Stevens Biotechnology Fund.

            (ii)  Aries Select, Aries I and Aries II no longer own any Shares.

            (iii) Dr. Rosenwald may be deemed the beneficial owner of 257,300
                  Shares as follows: (a) all shares described in (i) and (ii) above; (b) 130,326 Shares owned directly by Dr. Rosenwald; and
                  (c) 105,974 shares owned by Dr. Rosenwald's wife and children


Item 4(b)         Percent of Class:

                  Please see Item 11 of each cover page.

Item 4(c)         Number of shares as to which such person has:

         (i)       Sole power to vote or direct the vote:                         Please see Item 5 of each cover
                                                                                  page
         (ii)      Shared power to vote or to direct the vote                     Please see Item 6 of each cover
                                                                                  page
         (iii)     Sole power to dispose or to direct the disposition of          Please see Item 7 of each cover
                                                                                  page
         (iv)      Shared power to dispose or to direct the disposition of        Please see Item 8 of each cover
                                                                                  page

Item 5.           Ownership of Five Percent or Less of a Class:

                  If this statement is being filed to report the fact that the Reporting Person has ceased to be the beneficial owner of more than five percent of a class of securities of the Issuer, check the following box. |X|

                  During 2004, the Reporting Persons, individually and collectively, ceased to be a beneficial owner of more than 5% of any class of securities of the Issuer.

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  This Item 6 is not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:

                  This Item 7 is not applicable.

Item 8.           Identification and Classification of Members of the Group:

                  This Item 8 is not applicable.

Item 9.           Notice of Dissolution of Group:

CUSIP No.  640522108                                               Page 9 of 12

                  This Item 9 is not applicable.

Item 10. Certification:

                  By signing below each of the Reporting Persons certifies that, to the best of such person's knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the Issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURES


         After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct, as of this February 10, 2005.

LINDSAY A. ROSENWALD, M.D.      PARAMOUNT BIOCAPITAL ASSET MANAGEMENT, INC.


By /s/ LINDSAY A. ROSENWALD     By: /s/ LINDSAY A. ROSENWALD
  ---------------------------      -----------------------------
                                Name:  Lindsay A. Rosenwald, M.D.
                                Title:    Chairman

                                ARIES SELECT, LTD.

                                By:  Paramount BioCapital Asset Management, Inc.
                                Its: Investment Manager

                                By: /s/ LINDSAY A. ROSENWALD
                                    ----------------------------
                                Name:  Lindsay A. Rosenwald, M.D.
                                Title: Chairman

                                ARIES SELECT I LLC

                                By: Paramount BioCapital Asset Management, Inc. Its Managing Manager

                                By: /s/ LINDSAY A. ROSENWALD
                                    ----------------------------
                                Name:  Lindsay A. Rosenwald, M.D.
                                Title: Chairman

                                ARIES SELECT II LLC

                                By: Paramount BioCapital Asset Management, Inc. Its Managing Manager

                                By: /s/ LINDSAY A. ROSENWALD
                                    ----------------------------
                                Name:  Lindsay A. Rosenwald, M.D.
                                Title: Chairman

CUSIP No.  640522108                                               Page 11 of 12

                                  EXHIBIT INDEX

                                                                        Page No.
                                                                        --------

 A.    Joint Filing Agreement, dated as of February 10, 2005, by and among Paramount BioCapital Asset Management, Inc., Aries
       Select, Ltd., Aries Select I LLC, Aries Select II, LLC, and
       Lindsay A. Rosenwald, M.D...................                         12

CUSIP No.  640522108                                               Page 12 of 12

                                    EXHIBIT A

                             JOINT FILING AGREEMENT

         The undersigned hereby agree that the statement on Schedule 13G with respect to the Common Stock of Neose Technologies, Inc. dated as of February 10, 2005, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

LINDSAY A. ROSENWALD, M.D.      PARAMOUNT BIOCAPITAL ASSET MANAGEMENT, INC.


By /s/ LINDSAY A. ROSENWALD     By: /s/ LINDSAY A. ROSENWALD
  ---------------------------      -----------------------------
                                Name:  Lindsay A. Rosenwald, M.D.
                                Title:    Chairman

                                ARIES SELECT, LTD.

                                By:  Paramount BioCapital Asset Management, Inc.
                                Its: Investment Manager

                                By: /s/ LINDSAY A. ROSENWALD
                                    ----------------------------
                                Name:  Lindsay A. Rosenwald, M.D.
                                Title: Chairman

                                ARIES SELECT I LLC

                                By: Paramount BioCapital Asset Management, Inc. Its Managing Manager

                                By: /s/ LINDSAY A. ROSENWALD
                                    ----------------------------
                                Name:  Lindsay A. Rosenwald, M.D.
                                Title: Chairman

                                ARIES SELECT II LLC

                                By: Paramount BioCapital Asset Management, Inc. Its Managing Manager

                                By: /s/ LINDSAY A. ROSENWALD
                                    ----------------------------
                                Name:  Lindsay A. Rosenwald, M.D.
                                Title: Chairman